As filed with the Securities and Exchange Commission on June 6, 2012

Registration No. 333-180733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN SUPERCONDUCTOR CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	3621	04-2959321
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

64 JACKSON ROAD

DEVENS, MASSACHUSETTS 01434

(978) 842-3000

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)

DANIEL P. MCGAHN

PRESIDENT AND CHIEF EXECUTIVE OFFICER

AMERICAN SUPERCONDUCTOR CORPORATION

64 JACKSON ROAD

DEVENS, MASSACHUSETTS 01434

(978) 842-3000

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

COPY TO:

PETER N. HANDRINOS

LATHAM & WATKINS LLP

JOHN HANCOCK TOWER, 20TH FLOOR

200 CLARENDON STREET

BOSTON, MA 02116

(617) 948-6060

Approximate date of commencement of the proposed sale to the public:

From time to time after this Registration Statement becomes effective as determined by the selling stockholder named in the prospectus contained herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer		Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Registrant’s Registration Statement on Form S-1 (File No. 333-180733) to register for resale by the selling stockholders named in the prospectus up to 10,262,311 shares of the registrant’s common stock, par value $0.01 per share, was originally filed with the Securities and Exchange Commission on April 13, 2012 (the “Registration Statement”). The Registration Statement was declared effective on April 26, 2012. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement in order to update the Registration Statement to, among other things, (i) incorporate by reference the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2012 and (ii) reflect other updated information about the Registrant.

All filing fees payable in connection with the registration of the shares of the common stock covered by the Form S-1 were paid by the registrant at the time of the initial filing of the Form S-1.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 6, 2012

PROSPECTUS

10,262,311 Shares

American Superconductor Corporation

COMMON STOCK

This prospectus relates to the offer and resale by the selling stockholder identified in this prospectus of up to an aggregate of 10,262,311 shares of our common stock. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

The selling stockholder identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

We have agreed to pay certain expenses in connection with the registration of the shares. The selling stockholder will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “AMSC.” On June 5, 2012, the last sale price of our common stock as reported on The NASDAQ Global Select Market was $4.03.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus or in any related free writing prospectus filed by us with the SEC. We and the selling stockholder have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to American Superconductor Corporation, a Delaware corporation, and its consolidated subsidiaries.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. For this purpose, any statements contained or incorporated herein that relate to future events or conditions may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements represent management’s current expectations and are inherently uncertain. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, general economic, business and financing conditions, the growth of the wind energy market, customer relations, governmental action, competitor pricing activity, expense volatility and other risks described under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

These important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. Any such forward-looking statements represent management’s estimates only as of the date of the relevant document. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

ii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or in documents incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information set forth in the section entitled “Risk Factors” and the information that is incorporated by reference into this prospectus. See the sections entitled “Available Information” and “Incorporation of Certain Information by Reference” for a further discussion on incorporation by reference.

The Company

American Superconductor is a leading provider of megawatt-scale solutions that lower the cost of wind power and enhance the performance of the power grid. In the wind power market, we enable manufacturers to field wind turbines through our advanced engineering, support services and power electronics products. In the power grid market, we enable electric utilities and renewable energy project developers to connect, transmit and distribute power through our transmission planning services and power electronics and superconductor-based products. Our wind and power grid products and services provide exceptional reliability, security, efficiency and affordability to our customers.

American Superconductor Corporation was incorporated in Delaware in 1987. Our principal executive offices are located at 64 Jackson Road, Devens, Massachusetts 01434 and our telephone number at that address is (978) 842-3000.

Our internet address is www.amsc.com. We are not including the information contained in our website as part of, or incorporating it by reference into, this prospectus.

The Offering

Common stock offered by the selling stockholder	Up to 10,262,311 shares

Common stock outstanding	51,944,311 shares (as of May 29, 2012)

Terms of the Offering	The selling stockholder will determine when and how it sells the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. See “Use of Proceeds.”

NASDAQ symbol	Our common stock is listed on The NASDAQ Global Select Market under the symbol AMSC.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

On April 4, 2012, we entered into a securities purchase agreement, or the Purchase Agreement, with the selling stockholder. Pursuant to the Purchase Agreement, we sold to the selling stockholder $25.0 million aggregate principal amount of unsecured, senior convertible notes, or the Notes, and a warrant to purchase shares of the Company’s common stock, or the Warrant. Concurrently with entering into the Purchase Agreement, we also entered into a registration right agreement with the selling stockholder, which we refer to as the Registration Rights Agreement. Pursuant to the Registration Rights Agreement we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act the sale of the shares of our common stock that may be issued to the selling stockholder upon conversion of the Notes, payment of principal of and interest on the Notes, and exercise of the Warrant. For more information, see “Private Placement of Notes and Warrants.”

Pursuant to the Registration Rights Agreement, we are registering under the Securities Act 10,262,311 shares of our common stock, which includes (i) up to 6,185,567 shares of common stock issuable upon conversion of the Notes, including conversion in connection with monthly principal payments on the Notes, (ii) up to 982,684 shares of common stock issuable upon payment of interest on the Note, and (iii) up to 3,094,060 shares of common stock issuable upon the exercise of the Warrant.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before making an investment decision, you should carefully consider the specific risks described under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which we have incorporated herein by reference. Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Global Select Market and trades under the symbol “AMSC.” The following table sets forth, for the quarterly periods indicated, the high and low sale price per share of the common stock as reported on The NASDAQ Global Select Market:

	Common Stock Price
	High	Low
Fiscal year ended March 31, 2011:
First quarter	$34.21	$24.35
Second quarter	33.10	25.59
Third quarter	38.88	27.41
Fourth quarter	30.42	21.70
Fiscal year ended March 31, 2012:
First quarter	25.19	7.40
Second quarter	9.12	3.85
Third quarter	4.79	3.21
Fourth quarter	6.05	3.53
Fiscal year ended March 31, 2013:
First quarter (through June 5, 2012)	4.35	3.47

On June 5, 2012, the last sale price of our common stock as reported on The NASDAQ Global Select Market was $4.03. On June 1, 2012, there were 426 holders of record of our common stock.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently intend to retain earnings, if any, to fund our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. The Notes and our loan and security agreement with Hercules Technology Growth Capital, Inc. prohibit us from paying certain cash dividends

BOARD OF DIRECTORS

Set forth below, for each member of our Board of Directors, are his or her name and age, his or her positions (if any) with us, his or her principal occupation and business experience during the past five years, the names of other public companies of which he or she has served as a director during the past five years and the year of the commencement of his or her term as a director.

Vikram S. Budhraja, age 64, has been president of Electric Power Group, LLC, a Pasadena, California-based consulting firm that provides management and strategic consulting services, smart grid synchrophasor technology services and applications, and power grid reliability monitoring solutions to the electric power industry, since January 2000. From 1977 to January 2000, Mr. Budhraja served in key executive and senior management positions at Edison International, the parent company of Southern California Edison, including: president of Edison Technology Solutions; senior vice president and head of the Power Grid Business Unit of Southern California Edison; and vice president of System Planning, Fuels and Operations of Southern California Edison. He is a founding member of the Consortium for Electric Reliability Technology Solutions (CERTS) and worked with the U.S.-Canadian Power Systems Outage Task Force that was formed to investigate the root causes of the August 14, 2003 power blackout in the Northeast. Mr. Budhraja has previously served as a director of several organizations, including the California Independent System Operator Corporation, which manages California’s power transmission system, and SoftSwitching Technologies, which provides scalable power quality and monitoring solutions. He also holds a Professional Director Certification from the American College of Corporate Directors, a national public company director education organization. Mr. Budhraja has been a director of our company since 2004.

Richard Drouin, age 80, is counsel at McCarthy Tétrault LLP, a Canadian law firm. Mr. Drouin was the chairman and chief executive officer of Hydro-Quebec, a public electric utility based in Canada, from April 1988 to September 1995. From September 1999 to February 2009, he was also chairman of the North American Electric Reliability Corporation which oversees the reliability of the Bulk Power Transmission Systems in North America. He is chairman of the board of Stonebridge Financial. He is a director of the British Airport Authority in London, Gesca Limitée, a company that publishes seven newspapers in the provinces of Quebec and Ontario, in Montreal, and President’s Choice Bank in Toronto. He was also chairman of the board of the World Energy Congress which was held in Montreal in September 2010. He is Honorary Consul for Great Britain in Quebec. Mr. Drouin has been a director of our company since 1996.

Pamela F. Lenehan, age 60, has been president of Ridge Hill Consulting, a strategy and financial consulting firm, since June 2002. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, she served as vice president and chief financial officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was senior vice president of corporate development and treasurer of Oak Industries, Inc., a manufacturer of telecommunications components until it was acquired by Corning. Prior to that time, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a vice president of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is currently a director of publicly traded Spartech Corporation, a leading supplier of sustainable plastic sheet, compounding and packaging solutions, and Monotype Imaging Holdings Inc., a software company that provides typefaces, technology and expertise for creative applications and consumer devices, and privately held National Mentor Holdings, which provides home and community-based health and human services. She previously served as a director of Avid Technology. She also holds a Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education organization. Ms. Lenehan has been a director of our company since March 2011.

Daniel P. McGahn, age 40, has been our chief executive officer since June 2011 and president since December 2009. Mr. McGahn also served as our chief operating officer from December 2009 until May 2011, as senior vice president and general manager of our AMSC Superconductors business unit from May 2008 until December 2009 and vice president of our AMSC Superconductors business unit from January 2008 to May 2008. Previously, Mr. McGahn was our vice president of strategic planning and development from December 2006 to January 2008. From 2003 to 2006, Mr. McGahn served as executive vice president and chief marketing officer of Konarka Technologies, which develops and commercializes Konarka Power Plastic®, a material that converts light to electricity. Mr. McGahn has been a director of our company since June 2011.

David R. Oliver, Jr., age 70, has served as a strategic advisor, mergers and acquisitions, for European Aeronautic Defense and Space Company North America (EADS NA), a European aerospace corporation, since January 2012. From January 2008 until December 2011, Mr. Oliver served as executive vice president and chief operating officer for EADS NA. Mr. Oliver also served as chief executive officer of the defense division of EADS NA for most of the four years preceding January 2008 except when he was running the EADS portion of the capture effort for the Air Force Tanker program. Before joining EADS NA, Mr. Oliver was stationed in Baghdad as Director of Management and Budget for the Coalition Forces. Prior to that, he served as the United States’ Principal Deputy Under Secretary of Defense for Acquisition and Technology. Mr. Oliver also previously held management positions at both Westinghouse Electric and Northrop Grumman. In the Navy, he commanded both diesel and nuclear submarines as well as two submarine groups in the Cold War. His last Navy appointment was as Principal Deputy to the Assistant Secretary of the Navy for Research, Development and Acquisition. Rear Admiral (retired) Oliver’s military decorations include the Defense and Navy Distinguished Service Medals as well as six awards of the Legion of Merit. Mr. Oliver is a director of EADS NA, which is a publicly traded entity, and Pittsburgh Electric Engineering Company, which is a privately held entity. Mr. Oliver has been a director of our company since September 2006.

John B. Vander Sande, age 68, co-founded AMSC, but has never had day-to-day operational responsibilities at our company. Dr. Vander Sande is the Cecil and Ida Green Distinguished Professor, Department of Materials Science and Engineering, emeritus, at the Massachusetts Institute of Technology (MIT), specializing in the analysis of the microstructure of materials. He was Associate Dean and Acting Dean of Engineering at MIT from 1992 to 1999 and was founding Executive Director of the Cambridge (England)-MIT Institute from 1999 to 2003. He was Acting Provost at Reykjavik University, Iceland in 2009-10. Dr. Vander Sande has been a director of our company since 1990.

John W. Wood, Jr., age 68, has been chairman of our Board since August 2011 and is currently an independent consultant. He served as chief executive officer of Analogic Corporation, a designer and manufacturer of medical imaging and security systems, from 2003 through 2006. Prior to joining Analogic, he held senior executive positions over a 22-year career at Thermo Electron Corporation. Most recently, Mr. Wood served as president of Peek Ltd., a division of Thermo Electron Corporation, and as a senior vice president of the parent company. He previously served as president and chief executive officer of Thermedics, a subsidiary of Thermo Electron. Mr. Wood is a director of FLIR Systems, Inc., which is a publicly traded company that designs, manufactures and markets thermal imaging infrared cameras, and ESCO Corporation, which is a privately held company that manufactures engineered metal wearparts and components for industrial applications, including mining, construction, power generation and aerospace. He also holds an Advanced Director Certification from the American College of Corporate Directors, a national public company director education organization. Mr. Wood has been a director of our company since December 2006.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Mr. Budhraja, Mr. Crisp, Mr. Drouin, Ms. Lenehan, Mr. Oliver, Dr. Vander Sande and Mr. Wood do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Listing Rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related person transactions during fiscal 2009, fiscal 2010 or fiscal 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers for the fiscal year ended March 31, 2012, or fiscal 2011, and how our compensation program drives performance.

Our named executive officers for fiscal 2011 are:

•	Daniel P. McGahn, President and Chief Executive Officer;

•	Gregory J. Yurek, who was our Chief Executive Officer until May 31, 2011 and Chairman until August 15, 2011;

•	David A. Henry, Senior Vice President, Chief Financial Officer and Treasurer;

•	Timothy Poor, Executive Vice President, Sales, Business Development and Wind Segment;

•	Susan J. DiCecco, Senior Vice President, Corporate Administration;

•	Charles W. Stankiewicz, who was our Executive Vice President, Operations and Grid Segment, until August 23, 2011; and.

•	Angelo R. Santamaria, who was our Senior Vice President, Global Manufacturing Operations, until August 12, 2011.

In this CD&A, we first provide an executive summary of our program for fiscal 2011. We then describe our compensation philosophy and the objectives of our executive compensation program and how the Compensation Committee of our Board oversees our compensation program. We discuss the compensation determination process and describe how we determine each element of compensation.

Executive Summary

Overview of Our Executive Compensation Program

The Compensation Committee of our Board has designed our executive compensation program to attract and retain superior employees in key positions to enable our company to succeed in the highly competitive market for talent, while simultaneously maximizing stockholder value. We intend to continue to provide a competitive compensation package to our executives, tie a significant portion of pay to performance and utilize components that best align the interests of our executives with those of our stockholders.

The following is a summary of important aspects of our executive compensation program discussed later in this CD&A:

Key Elements of Our Compensation Program. Our compensation program is designed to achieve these objectives through a combination of the following types of compensation:

•	Base salary;

•	Performance-based annual cash bonuses;

•	Long-term equity incentives; and

•	Severance and change-in-control benefits.

Each element of our executive compensation program is discussed in greater detail below.

•	We Intend to Pay for Performance. A significant portion of our named executive officers’ total compensation, as shown below, ties compensation directly to the achievement of corporate and individual objectives. We emphasize pay for performance in order to align executive compensation with our business strategy and the creation of long-term stockholder value.

•	Our Compensation Program Supports Our Corporate Objectives and Stockholder Interests. Our compensation program is designed to align executive officer compensation with our short- and long-term business objectives and building long-term stockholder value by rewarding successful execution of our business plan and by tying a portion of total compensation opportunities to equity incentives.

Overview of Fiscal 2011 Performance

Fiscal 2011 has been a very difficult year for our company. Toward the end of our first quarter of fiscal 2011, we discovered what we believe to be the theft of certain of our intellectual property by Sinovel Wind Group Co. Ltd., or Sinovel, who up until then was our largest customer, but was refusing to accept deliveries of contracted shipments. This discovery changed our management’s view regarding Sinovel continuing as a customer, and as a result, we undertook significant cost reduction actions in fiscal 2011. While our company generated a significant net loss for fiscal 2011, our overall fiscal 2011 financial performance was in line with our company’s objectives established after our company changed its view about Sinovel as a customer.

Fiscal 2011 Compensation Programs and Decisions

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for fiscal 2011 reflected our financial results and overall compensation philosophy:

•	Adjustments to Base Salary. During fiscal 2011, our named executive officers received increases to their base salaries based on factors such as the level of job responsibility, individual, business unit and overall company performance, and competitiveness with salaries paid to executive officers in similar positions, industries and geographic locations.

•	Performance-Based Annual Cash Bonuses. For fiscal 2011, our company primarily focused on decreasing Non-GAAP Net Loss (as such performance measure is described in more detail below), operating loss and operating expense and increasing revenues, cash flows and orders. Our compensation program for fiscal 2011 was designed to support our company’s focus on these performance measures. For our annual bonus program for fiscal 2011, the Compensation Committee selected these objectives as key corporate objectives because the Compensation Committee believes they encourage executives to achieve superior operating results.

•	Long-Term Equity Incentive. The Compensation Committee granted long-term equity awards to our named executive officers in fiscal 2011 based on such factors as performance and contribution during the prior fiscal year, recommendations made by our management, competitive practices, and the overall compensation package for each executive officer.

Though we generated a significant net loss in 2011, we believe that management has swiftly and effectively responded to challenges arising from the Sinovel situation. The Compensation Committee believes that the named executive officers’ fiscal 2011 compensation was appropriate given the performance and steps taken by management to reposition the company, including cost control, revenue generation, new orders and customer diversification.

Compensation Program Philosophy and Objectives

The Compensation Committee of our Board oversees our executive compensation program, pursuant to authority established in the Compensation Committee Charter. The Compensation Committee reviews and approves all compensation decisions relating to our executive officers, except for the chief executive officer. The Compensation Committee reviews the compensation for our chief executive officer and makes a recommendation to our Board, and our Board determines the compensation of our chief executive officer.

Our executive compensation program is designed to meet three principal objectives:

•	Attract and retain executive officers who contribute to our long-term success;

•	Align compensation with our short- and long-term business objectives; and

•	Motivate the executive officers to provide superior performance that will build long-term stockholder value.

These objectives collectively seek to link executive compensation to our overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders.

The Compensation Committee’s decisions regarding executive compensation during fiscal 2011 were based on achieving the above objectives, with an emphasis on:

•	Increasing long-term stockholder value by decreasing net loss before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation expense, other unusual charges and any tax effects related to these items, which we refer to as Non-GAAP Loss;

•	Improving operational performance by increasing revenue, operating income, cash flow and orders and decreasing operating expense;

•	Taking into account the nature and scope of the executive officer’s position and responsibilities, including considerations of pay equity among the executive officers; and

•	Providing compensation opportunities that are competitive in the marketplace.

In setting executive compensation for fiscal 2011, the Compensation Committee established salary levels, approved annual equity awards and established an executive incentive cash bonus plan with performance metrics that reflected our annual operating plan and strategic priorities for fiscal 2011. For fiscal 2011, the Compensation Committee established Non-GAAP Net Loss and individualized objectives relating to revenue, operating expense, operating loss, cash flow, orders and internal customer service measurements, to promote our short-term and long-term business success. In setting objectives for each of the foregoing metrics, the Compensation Committee considered multiple factors so that its decisions were informed and equitable and that our executive compensation program achieved its objectives.

Stockholder Say-On-Pay Votes

At our Annual Meeting of Stockholders held on December 8, 2011, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years such advisory vote will occur triennially. Over 95% of the votes cast on this “say on pay” vote were voted in favor of the proposal. We have considered the results of such vote and believe the support of our stockholders for the vote proposal indicates that our stockholders are generally supportive of our approach to executive compensation. Thus we did not make changes to our executive compensation arrangements in response to the vote. In the future, we will continue to consider the outcome of our “say on pay” votes when making compensation decisions regarding our named executive officers.

The Compensation Committee’s Process

The Compensation Committee has a process to help ensure that our executive compensation program meets its principal objectives. In making compensation decisions, the Compensation Committee considers a wide variety of information, including how each compensation decision ties to its total compensation philosophy, the advice of our senior vice president, corporate administration, and the thoughts of our chief executive officer and other Board members.

Our senior vice president, corporate administration regularly attends Compensation Committee meetings to provide information and recommendations regarding our executive compensation program. Among other things, she performs extensive analysis of marketplace practices for executive pay, makes recommendations to our chief executive officer on compensation matters for all officers (other than herself) and compiles other relevant data at the request of the Compensation Committee.

Our chief executive officer is actively involved in the executive compensation process. Our chief executive officer reviews the performance of each of the executive officers (other than his own) and makes recommendations to the Compensation Committee regarding the salary and long-term incentive awards for executive officers other than himself, as well as the executive compensation program’s impact on attracting, retaining and motivating the level of executive talent necessary to achieve and exceed our company goals. The Compensation Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of executive officers other than our chief executive officer.

The Compensation Committee reviews the compensation for our chief executive officer and makes a recommendation to the full Board. The full Board determines the compensation of our chief executive officer.

The Compensation Committee also considers information relevant to each executive’s specific situation including the executive’s marketability and the availability or scarcity of other qualified candidates, inside and outside our company, who could replace the executive should he or she leave the Company.

In determining equity compensation, the Compensation Committee considers levels of past performance, performance potential, retention risk and the value of the equity compensation needed to keep the total compensation opportunity level competitive and consistent with our compensation philosophy.

Role of Independent Compensation Consultant. The Compensation Committee engaged Pearl Meyer & Partners in 2008 as its independent outside compensation consultant, to advise it and develop an executive compensation strategy, to assess the competitiveness of our executive compensation and to provide recommendations with respect to both the levels and structure of compensation for our executives. Pearl Meyer & Partners assessed the competitiveness of executive compensation through comparisons with peer groups and survey sources while additionally assessing our performance to ensure compensation levels were appropriately tied to performance. With the assistance of Pearl Meyer & Partners, in June 2011, the Compensation Committee reviewed the compensation levels of our executive officers against compensation levels at peer group companies that were selected based on the following criteria:

•	companies whose product and service offerings are similar, though not necessarily identical, to ours;

•	companies with revenues of approximately one-third to three times our revenues, of which approximately 67% have higher revenues and 33% have lower revenues than we had (at the time of selection in February 2011); and

•	companies with market capitalization of approximately one-fourth to four times our market capitalization, of which 20% have a higher market capitalization and 80% have a lower market capitalization than we had (at the time of selection in February 2011).

For the analysis of our fiscal 2011 executive compensation packages, the peer group was approved by the Compensation Committee in fiscal 2011 and consisted of the following fifteen companies:

Peer Group Companies

Advanced Energy Industries, Inc.	Kaydon Corporation
AZZ, Inc.	Microsemi Corporation
Cirrus Logic, Inc.	National Instruments Corporation
EnerNOC, Inc.	Powell Industries, Inc.
ESCO Technologies, Inc.	Power-One, Inc.
Generac Holdings, Inc.	SunPower Corporation
GT Solar International, Inc.	Vicor Corporation
ITC Holdings Corporation

The selection criteria and peer group companies are reviewed each year by the Compensation Committee and may change from year to year depending on changes in the marketplace, acquisitions, divestitures and business focus of us and/or our peer group companies. In order to perform the analysis of our fiscal 2011 compensation, our Compensation Committee added nine new companies, Advanced Energy Industries, Inc., Cirrus Logic, Inc., ESCO Technologies, Inc., Generac Holdings, Inc., GT Solar International, Inc., Kaydon Corporation, Microsemi Corporation, National Instruments Corporation and Power-One, Inc., to our peer group, and removed eight companies, Broadwind Energy, Inc., Comverge, Inc., Echelon Corporation, Energy Conversion Devices, Inc., Evergreen Solar, Inc., FuelCell Energy, Inc., SatCon Technology Corporation and Zoltek Companies, Inc., from our peer group. These changes were made in order to maintain closer similarity between us and our peer group companies based upon the comparable company criteria described above.

The Compensation Committee utilized the peer group to provide context for its compensation decision-making. The compensation paid by peer group companies to their respective executive officers does not factor into the Compensation Committee’s determination of the peer group. After the peer group companies are selected, Pearl Meyer & Partners prepares and presents a report to the Compensation Committee summarizing the competitive data and comparisons of our executive officers to the comparable company market data utilizing publicly available data from the comparable companies and broad survey data (reflecting companies of similar size in the general and high-technology industries). We use the broad survey data in conjunction with peer group data in evaluating our executive compensation practices. Survey data sources include the CHiPS Executive and Senior Management Total Compensation Survey and Towers Watson’s Top Management Compensation Survey. The Compensation Committee does not rely upon data from any individual company participating in any of these surveys in making compensation decisions and uses the general survey data as only a reference point for evaluating our executive compensation practices, as opposed to benchmarking our executive compensation practices against the general survey data. Each of our elements of compensation is reviewed as part of this analysis and evaluation.

The above review provided the Compensation Committee with general affirmation that its compensation decisions are aligned with the marketplace and our compensation program was achieving the Compensation Committee’s objectives, as described above.

During early fiscal 2011, Pearl Meyer & Partners advised the Compensation Committee on compensation matters for all officers and directors and met with the Compensation Committee in executive session without the presence of management, as requested by the Compensation Committee. Pearl Meyer & Partners did not perform services for the Company that were unrelated to Compensation Committee matters during fiscal 2011.

Risk Considerations in our Compensation Program

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any risks arising from our compensation policies and practices are mitigated by:

•	the multiple elements of our compensation packages, including base salary, annual bonus programs and, for many of our employees, equity awards vesting over multiple years, that are intended to motivate employees to take a long-term view of our business;

•	the structure of our annual cash bonus program, which is based on (i) a number of different performance measures (including Non-GAAP Net Loss, revenue, operating expense, operating income, cash flow, orders and internal customer service measurements), to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve; and

•	management process, controls and decision authorities established for different types and levels of decisions.

Compensation Mix

The Compensation Committee relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. We seek to achieve our executive compensation objectives through the use of four compensation components, which are summarized in the table below.

Compensation Component	Principal Contributions to Compensation Objectives	Comments

Base salary	• Attracts and retains talented executives with annual salary that reflects the executive’s performance, skill set and opportunities in the marketplace.	• Only component of compensation that is guaranteed. • Can be most influenced by individual performance.

• Comprised 11% to 41% of total compensation for our named executive officers in fiscal 2011.

Performance-based annual cash bonuses

•        Focuses executives on annual financial and operating results.

•        Links compensation to stockholder interests.

•        Enables total cash compensation to remain competitive within the marketplace for executive talent.

•        Payout target for named executive officers ranges from 50% to 100% of base salary and depends upon Non-GAAP Net Loss, individual objectives, and contribution to our financial and non-financial objectives.

•        0% to 156% of target payout can be achieved.

• Total cash compensation (base salary plus performance-based annual cash bonus) comprised 11% to 68% of total compensation for our named executive officers in fiscal 2011.

Long-term equity incentives	• Retains a successful and tenured management team.	• Time-based stock options and restricted stock.

• Long-term equity incentives comprised 0% to 50% of total compensation for our named executive officers in fiscal 2011.

•        Long-term equity incentives combined with performance-based annual cash bonus brings “at risk” fiscal 2011 compensation to a range of 0% to 76% of total compensation for the named executive officers.

Severance and change-in-control benefits

•        Helps to attract and retain talented executives with benefits that are comparable to those offered by companies with whom we compete for talent.

•        Incentivizes management to maximize stockholder value.

•        Each severance agreement provides for certain severance benefits, primarily salary, health benefits and, in certain cases, prorated cash bonus, in the event that the executive’s employment is terminated under certain circumstances. The severance periods (other than for Dr. Yurek) range from 12 months to 24 months.

•        The stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company.

While the Compensation Committee independently evaluates each of the compensation components discussed in the above table, it places greater emphasis on the sum of base salary, performance-based annual cash bonuses and long-term equity incentives rather than any one component because of their combined greater potential to influence our named executive officers’ performance. The Compensation Committee believes, and our pay mix is designed to reflect, that a substantial portion of the compensation for our named executive officers should be “at risk” and aligned with our stockholders’ interests.

Base salary

Base salaries are set once per year as part of the compensation review process. The Compensation Committee assessed a number of factors in determining base salary adjustments for our executive officers for fiscal 2011 including:

•	level of job responsibility;

•	individual, business unit and overall company performance; and

•	competitiveness with salaries paid to executive officers in similar positions, industries and geographic locations.

Based on its assessment of the foregoing factors, together with its own business experience and judgment, the Compensation Committee approved the changes below to the annual base salaries of our executive officers, other than our chief executive officer, effective as of May 1, 2011.

David A. Henry — increased from $295,000 to $306,000.

Timothy D. Poor —increased from $240,000 to $290,000.

Susan J. DiCecco — increased from $225,000 to $242,000.

Charles W. Stankiewicz — increased from $321,000 to $345,000.

Angelo R. Santamaria — increased from $240,000 to $250,000.

In addition, on May 23, 2011, the Compensation Committee recommended, and the Board approved, an increase to Mr. McGahn’s base salary from $330,000 to $480,000, effective June 1, 2011, in connection with his promotion to chief executive officer of the Company.

Dr. Yurek did not receive an increase to his base salary of $600,000 in fiscal 2011.

The following table reflects a comparison of the fiscal 2010 base salary and fiscal 2011 base salary received by each named executive officer and the relative change from fiscal 2010 to fiscal 2011.

Name	Fiscal 2010 Base Salary	Fiscal 2011 Base Salary		% Increase
Daniel P. McGahn	$330,000	$457,039		38.5	%(1)
Gregory J. Yurek	$600,000	$99,231	(2)	—
David A. Henry	$295,000	$306,288	(3)	3.8%
Timothy D. Poor	$240,000	$287,077		19.6%
Susan J. DiCecco	$225,000	$241,558		7.4%
Charles W. Stankiewicz	$321,000	$134,735	(2)	—
Angelo R. Santamaria	$240,000	$96,308	(2)	—

(1)	Reflects the increase in Mr. McGahn’s base salary based on his promotion to chief executive officer.

(2)	Reflects the fiscal 2011 base salary received by Dr. Yurek and Messrs. Stankiewicz and Santamaria prior to termination of their employment.
(3)	Mr. Henry’s base salary is $306,000. The amount actually received is in excess of his base salary due to an additional work day during a leap year at his new base salary.

Cash Promotion Bonus

In June 2011, Mr. McGahn received a cash promotion bonus in the amount of $100,000 in connection with his promotion to chief executive officer of our company.

Performance-Based Annual Cash Bonuses

The Compensation Committee believes cash bonuses are an important factor in rewarding and motivating our executive officers. The Compensation Committee establishes a cash incentive plan for our executive officers on an annual basis, typically early in the fiscal year.

On August 9, 2011, the Compensation Committee, and on August 10, 2011, our Board, approved an executive incentive plan for fiscal 2011 covering all of our executive officers. Under the plan, the Compensation Committee established Non-GAAP Net Loss; individualized objectives relating to revenue, operating expense, operating income, cash flow, orders and internal customer service measurements; and individual contributions to our financial and non-financial objectives as the performance metrics for the payment of cash bonus awards for fiscal 2011. For each executive officer, the Compensation Committee assigned the following weighting to each such metric:

•	our company’s Non-GAAP Net Loss for fiscal 2011 as compared to the established target — 40%;

•	the executive’s achievement of individual measurable objectives during fiscal 2011 as determined by our Board (in the case of our chief executive officer) or the Compensation Committee, which varied among the executive officers — 40%; and

•	the executive’s overall contribution during fiscal 2011 toward the achievement of our company’s financial and non-financial objectives — 20%.

Under the terms of the fiscal 2011 executive incentive plan, the Compensation Committee designated for each named executive officer a target cash bonus amount between 50% and 100% of such named executive officer’s then current base salary. The amount of the target cash bonus award paid to each named executive officer could have been less than or greater than the executive’s target cash bonus incentive, with the amount capped at 156% of the target cash bonus amount. If less than a specified percentage, generally 80%, of a particular quantitative objective was achieved, no payment was received with respect to that component of the bonus plan.

The following table sets forth each named executive officer’s target cash bonus for fiscal 2011:

Name	Target Cash Bonus as % of Base Salary	Target Cash Bonus
Daniel P. McGahn	100%	$480,000
Gregory J. Yurek (1)	—	—
David A. Henry	50%	$153,000
Timothy D. Poor	75%	$217,500
Susan J. DiCecco	50%	$121,000
Charles W. Stankiewicz (1)	—	—
Angelo R. Santamaria (1)	—	—

(1)	Dr. Yurek, Mr. Stankiewicz and Mr. Santamaria were not participants in the fiscal 2011 executive incentive plan and were not eligible to receive a performance-based cash bonus payment with respect to fiscal 2011.

The Compensation Committee is responsible for determining the cash payout under the plan to each executive officer other than the chief executive officer. Our Board determines the cash payout under the plan for the chief executive officer, taking into account the recommendation of the Compensation Committee.

The following summarizes the cash bonus opportunity for the named executive officers under each performance metric under the fiscal 2011 executive incentive plan.

Milestones and achievement for the Non-GAAP Net Loss (40%) bonus measure: All of the named executive officers had the same Non-GAAP Net Loss threshold that had to be met before payout could be earned. The fiscal 2011 milestones and achievement levels for our company’s Non-GAAP Net Loss measure are shown below. An executive’s payout on this measure was determined through a numerical calculation based on our company’s Non-GAAP Net Loss so the Compensation Committee (or, in the case of our chief executive officer, our Board) did not need to apply discretion.

	Fiscal 2011 Milestones and Achievement for Company Non-GAAP Net Loss
		Threshold (80%)		Target (100%)		Maximum (156%)
Non-GAAP Net Loss	Non-GAAP Net Loss Milestones:	($117.4M	)	($105.7M	)	($32.5M	)
	Non-GAAP Net Loss Result:			($85.5M	)
Bonus Opportunity	Achievement (% of Target):			119%
	% of Target Bonus Opportunity:			116%

Our company’s Non-GAAP Net Loss achievement for fiscal 2011 exceeded target-level expectations, resulting in a bonus payout that was 116% of the target bonus opportunity for this measure. The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under the Non-GAAP Net Loss measure to each named executive officer as follows:

Name	Target Bonus for Metric	Total Payout for Metric	% of Target Bonus Opportunity
Daniel P. McGahn	$192,000	$222,720	116%
Gregory J. Yurek	$—	$—	—
David A. Henry	$61,200	$70,992	116%
Timothy D. Poor	$87,000	$100,920	116%
Susan J. DiCecco	$48,400	$56,144	116%
Charles W. Stankiewicz	$—	$—	—
Angelo R. Santamaria	$—	$—	—

Individual measurable objectives (40%): The cash bonus payment to each named executive officer under this measure depended upon achievement of performance objectives specific to each named executive officer. These performance objectives were established at the beginning of fiscal 2011 and relate specifically to each officer’s function and department. The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under this measure to each named executive officer as follows:

	Fiscal 2011 Individual Measurable Objectives
Name	Measure	Target		Achievement (% of Target)		Payout for Metric	% of Target Bonus Opportunity
Daniel P. McGahn	AMSC Revenue (30%)	$93.4M		82%		$21,888	38%
	New Orders (30%)	$134.0M		112%		85,248	148%
	Operating Expense (2) (30%)	$91.9M		114%	(4)	89,856	156%
	Operating Cash Flow (3) (10%)	$(128.0M	)	102%		20,736	108%
	Total Payout					$217,728	113%
Gregory J. Yurek (1)	—	—		—		—	—
David A. Henry	Internal Customer Service Measurement (40%)	20% improvement from baseline survey		114%	(4)	$38,189	156%
	Operating Expense (2) (30%)	$91.9M		114%	(4)	28,642	156%

	Operating Cash Flow (3) (10%)	$(128.0M	)	102%		6,610	108%
	Wind Operating Income (10%)	$(80.4M	)	114%	(4)	9,547	156%
	Grid Operating Income (10%)	$(29.4M	)	106%		7,589	124%
	Total Payout					$90,577	148%
Timothy D. Poor	Wind Operating Income (50%)	$(80.4M	)	114%	(4)	$67,860	156%
	AMSC Revenue (20%)	$93.4M		82%		6,612	38%
	New Orders (20%)	$134.0M		112%		25,752	148%
	Operating Cash Flow (3) (10%)	$(128.0M	)	102%		9,396	108%
	Total Payout					$109,620	126%
Susan J. DiCecco	Operating Expense for HR/IT/EH&S (25%)	$18.5M		114%	(4)	$18,876	156%
	Annual Recordable Injury Rate (25%)	25% below industry average		114%	(4)	18,876	156%
	Annual Voluntary Turnover (25%)	at industry average		100%		12,100	100%
	Internal Customer Service Measurement (25%)	5% improvement from baseline survey		106%		15,004	124%
	Total Payout					$64,856	134%
Charles W. Stankiewicz(1)	—	—		—			—
Angelo R. Santamaria (1)	—	—		—			—

(1)	Dr. Yurek, Mr. Stankiewicz and Mr. Santamaria were not participants in the fiscal 2011 executive incentive plan and did not receive a performance-based cash bonus payment.
(2)	Operating expense metric defined as operating expense less (i) stock compensation expense, (ii) restructuring and impairment expenses, (iii) termination fee incurred in connection with the termination of the acquisition of The Switch Engineering Oy, a limited liability company incorporated and existing under the laws of Finland, and (iv) legal expense incurred in connection with Sinovel matter.
(3)	Operating cash flow metric defined as operating cash flow less cash outflows related to adverse purchase commitments and legal expense incurred in connection with Sinovel matter.
(4)	Achievement as a % of target is at or exceeds 114%, which results in maximum payout of 156% of target bonus opportunity.

Executive contribution to company’s achievement of financial and non-financial objectives — subjective performance measure (20%): Each named executive officer was also evaluated upon his or her overall contribution during fiscal 2011 toward the achievement of our company’s financial and non-financial objectives. Assessment of achievement for these objectives was evaluated on the basis of a number of pre-determined factors relating to outcomes, timing, process, communication and leadership. The Compensation Committee (or, in the case of our chief executive officer, our Board) had discretionary authority to determine whether, and to what extent, these objectives had been achieved.

The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under this measure to each named executive officer as follows:

Name	Target Bonus for Metric	Total Payout for Metric	% of Target Bonus Opportunity
Daniel P. McGahn	$96,000	$149,760	156%
Gregory J. Yurek	$—	$—	—
David A. Henry	$30,600	$28,764	94%
Timothy D. Poor	$43,500	$53,940	124%
Susan J. DiCecco	$24,200	$33,880	140%
Charles W. Stankiewicz	$—	$—	—
Angelo R. Santamaria	$—	$—	—

Overall payout results: In June 2012, the Compensation Committee (or, in the case of our chief executive officer, our Board) approved the following payouts under the fiscal 2011 executive incentive plan:

Name	Fiscal 2011 Target Cash Bonus	Fiscal 2011 Total Cash Payout	% of Target Bonus Opportunity
Daniel P. McGahn	$480,000	$590,208	123%
Gregory J. Yurek (1)	$—	$—	—
David A. Henry	$153,000	$190,332	124%
Timothy D. Poor	$217,500	$264,480	122%
Susan J. DiCecco	$121,000	$154,880	128%
Charles W. Stankiewicz (1)	$—	$—	—
Angelo R. Santamaria (1)	$—	$—	—

(1)	Dr. Yurek, Mr. Stankiewicz and Mr. Santamaria were not participants in the fiscal 2011 executive incentive plan and were not eligible to receive a performance-based cash bonus payment with respect to fiscal 2011.

Long Term Equity Incentives

The Compensation Committee uses stock-based awards to retain executive officers and align their interests with those of our stockholders. Historically, the Compensation Committee granted stock-based awards to our executive officers purely in the form of stock options that vested in installments over multiple years, with an exercise price equal to the closing market price of our common stock on the date of grant. While we continue to use stock options as a form of incentive for employees and executive officers, the Compensation Committee has increasingly relied on the award of shares of restricted stock to our executive officers. The Compensation Committee awards both time-based and performance-based restricted stock awards. A time-based restricted stock award typically will vest in equal annual installments over a three-year period. A performance-based restricted stock award typically will vest upon the achievement of specific objectives relating to our performance within a specified period. The Compensation Committee believes shares of restricted stock provide an equally motivating form of incentive compensation, minimize stock compensation expenses and reduce the potential dilution of our shares.

We generally grant options and shares of restricted stock to executive officers and other employees upon their initial hire, in connection with a promotion, and annually based on merit. To determine the amount of stock-based awards granted to executive officers, our Compensation Committee considers the performance of the individual and our company, historic stock-based awards and the awards made to those in similar positions at comparable companies.

Our Board and Compensation Committee typically meet in early May to review company performance for the prior fiscal year. At such time, the Compensation Committee (or, in the case of our chief executive officer, our Board) also reviews the performance of the executive officers over the prior fiscal year and grants restricted stock or stock options to the executive officers. In fiscal 2011, the Board and Compensation Committee met after our company became current in its filings with the Securities and Exchange Commission on September 23, 2011.

In September 2011, when considering equity grants, the Compensation Committee considered:

•	each executive officer’s performance and contribution during the prior fiscal year;

•	recommendations made by our management;

•	competitive practices; and

•	the overall compensation package for each executive officer.

Based on such considerations, the Compensation Committee granted time-based restricted stock awards and stock options. Messrs. Henry and Poor each received time-based restricted stock awards for 25,000 shares, each of which vest in full on June 24, 2014. Ms. DiCecco received a time-based restricted stock award for 18,000 shares, which vests in equal annual installments over a three-year period. Messrs. Henry and Poor and Ms. DiCecco also received option grants for 42,000, 45,000 and 30,000 shares, respectively, with each grant becoming exercisable in equal annual installments over a three-year period. Mr. McGahn had received a time-based restricted stock award of 60,000 shares and an option grant for 90,000 shares, each of which vests in equal annual installments over a three-year period, in connection with his promotion to chief executive officer in May 2011 and, as a result, he did not receive any additional restricted stock awards or option grants in September 2011.

Benefits

We offer a comprehensive benefits package to all full-time employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executive officers are eligible to participate in all of our employee benefit plans. The 401(k) plan includes a matching component where we will match $0.50 on each dollar of an employee’s contribution up to a maximum of 6 percent of his or her wages in the form of our stock. The employee contributions are subject to the maximum limitations as set forth in the Internal Revenue Code of 1986, as amended, or the Code.

Severance and Change-in-Control Benefits

We have entered into agreements with each of our executive officers that provide them with severance benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. In addition, the stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company. These agreements, along with estimates of the value of the benefits payable under them, are described below under the caption “Employment Agreements and Severance Agreements with Executive Officers.” We believe providing these benefits helps us compete for and retain executive talent and that our severance and change-in-control benefits are generally in line with those provided to executives by comparable companies.

Tax Considerations

The Internal Revenue Service, pursuant to Section 162(m) of Code, generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our chief executive officer and to certain other officers (other than our chief financial officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We generally structure our stock option awards to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. We periodically review the potential consequences of Section 162(m) on the other components of our executive compensation program. We generally will structure arrangements to comply with the Section 162(m) exceptions where we believe it to be feasible. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent or is otherwise in the best interests of the Company.

Summary Compensation Table

The following table contains information with respect to the compensation for fiscal 2011 of our principal executive officer, our former principal executive officer, our principal financial officer, our other remaining two executive officers who were serving as executive officers on March 31, 2012 and two additional individuals who served as executive officers during part of fiscal 2011 for whom disclosure is required pursuant to SEC rules.

Name and Principal Position	Fiscal Year(1)	Salary	Bonus		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Daniel P. McGahn	2011	$457,039	$100,000	(6)	$615,000	$563,706	$590,208	$9,234	$2,335,187
President and Chief	2010	$330,000	—		—	—	$4,976	$9,304	$344,280
Executive Officer	2009	$281,288	—		$1,118,990	$2,545,559	$161,520	$8,955	$4,116,312
Gregory J. Yurek	2011	$99,231	—		—	—	$0	$832,002	$931,233
Former Chairman and Chief	2010	$600,000	—		$614,040	$657,713	—	$14,106	$1,885,859
Executive Officer(5)	2009	$600,000	—		$303,480	$768,070	$561,600	$9,704	$2,242,854
David A. Henry	2011	$306,288	—		$116,500	$130,616	$190,332	$7,552	$751,288
Senior Vice President,	2010	$295,000	—		$263,160	$274,047	—	$7,039	$839,246
Chief Financial Officer and Treasurer	2009	$280,000	—		$128,979	$322,589	$208,992	$6,741	$947,301
Timothy D. Poor	2011	$287,077	—		$116,500	$139,946	$264,480	$9,203	$817,206
Executive Vice President,	2010	$240,000	—		$146,200	$146,158	$7,488	$8,933	$548,779
Sales, Business Development	2009	$220,000	—		$189,675	$460,842	$145,640	$8,277	$1,024,434
Wind Segment

Susan J. DiCecco	2011	$241,558	—	$83,880	$93,297	$154,880	$8,908	$582,523
Senior Vice President,	2010	$225,000	—	$157,896	$164,428	$44,190	$8,149	$599,663
Corporate Administration	2009	$192,333	—	$250,600	$185,868	$99,521	$7,284	$735,606
Charles W. Stankiewicz	2011	$134,735	—	—	$202,435	$0	$274,934	$612,104
Former Executive Vice President,	2010	$321,000	—	$175,440	$182,698	—	$9,366	$688,504
Operations and Grid Segment(7)	2009	$312,000	—	$278,190	$322,589	$243,360	$11,308	$1,167,448
Angelo R. Santamaria	2011	$96,308	—	$0	$261,834	$0	$217,709	$575,851
Former Senior Vice President,	2010	$240,000	—	$146,200	$146,158	$20,268	$8,089	$560,715
Global Manufacturing(8)	2009	$228,000	—	$189,675	$460,842	$143,914	$8,021	$1,030,452

(1)	Refers to the fiscal years ended March 31, 2012 (fiscal 2011), March 31, 2011 (fiscal 2010) and March 31, 2010 (fiscal 2009).

(2)	The amounts shown reflect the grant date fair value of awards granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 11 to our audited consolidated financial statements for fiscal 2011 included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed with the SEC on June 6, 2012.

(3)	The included amounts in this column reflect cash bonuses paid under our executive incentive plans for fiscal 2011, fiscal 2010 and fiscal 2009. See “Compensation Discussion and Analysis — Compensation Mix — Performance-Based Annual Cash Bonuses” above for a description of the plan for fiscal 2011.

(4)	All Other Compensation is comprised of the following amounts:

Name	Fiscal Year	Life Insurance Premiums (1)	Defined Contributions for 401(k) Stock Match	Severance Payments		Other
Daniel P. McGahn	2011	$1,942	$7,292	$—		$—
	2010	1,954	7,350	—		—
	2009	1,958	6,997	—		—
Gregory J. Yurek (1)	2011	2,951	—	829,051	(2)	—
	2010	8,106	6,000	—		—
	2009	6,935	2,769	—		—
David A. Henry	2011	1,941	5,611	—		—
	2010	1,945	5,094	—		—
	2009	1,905	4,836	—		—
Timothy D. Poor	2011	1,747	7,456	—		—
Susan J. DiCecco	2011	1,707	7,201	—		—
	2010	1,683	6,466	—		—
	2009	1,545	5,735	—		—
Charles W. Stankiewicz	2011	809	5,473	266,652	(3)	2,000	(5)
	2010	1,954	7,412	—		—
	2009	1,958	9,350	—		—
Angelo R. Santamaria	2011	732	3,196	213,781	(4)	—

(1)	The life insurance premium amounts in the table above reflect premiums paid by us for life insurance for which the named executive is the named beneficiary. The amounts disclosed with respect to Dr. Yurek include $2,466 of premiums paid by us for a term life insurance policy for which his wife is the beneficiary.
(2)	Represents the aggregate severance payments and benefits received by Dr. Yurek in the fiscal 2011, consisting of $818,001 in cash, and $11,050 in continued health care benefits.
(3)	Represents the aggregate severance payments and benefits received by Mr. Stankiewicz in the fiscal 2011, consisting of $257,564 in cash, and $9,088 in continued health care benefits.
(4)	Represents the aggregate severance payments and benefits received by Mr. Santamaria in the fiscal 2011, consisting of $201,154 in cash and $5,277 in continued health care benefits and $7,350 in outplacement services.
(5)	Represents payments made to Mr. Stankiewicz for serving as a member of the board of directors of one of our Company’s minority investments subsequent to August 23, 2011.

(5)	Dr. Yurek resigned his employment with the Company effective June 1, 2011.

(6)	Represents a cash promotion bonus received by Mr. McGahn in connection with Mr. McGahn’s promotion to chief executive officer, effective June 1, 2011.

(7)	Mr. Stankiewicz mutually agreed to end his employment with the Company, effective August 23, 2011.

(8)	Mr. Santamaria mutually agreed to end his employment with the Company, effective August 12, 2011.

Grants of Plan-Based Awards Table

The following table contains information concerning potential future payouts under our fiscal 2011 executive incentive plan and each grant of an option or restricted stock award made during fiscal 2011 to the named executive officers.

					All Other
					Stock		All Other
					Awards:		Option		Exercise	Grant
					Number of		Awards:		or Base	Date Fair
		Estimated Future Payouts Under			Shares of		Number of		Price of	Value of
		Non-Equity Incentive Plan Awards(1)			Stock or		Securities		Option	Stock and
	Grant	Threshold	Target	Maximum	Units		Underlying		Awards	Option
Name	Date	$(2)	$(3)	$(4)	(#)		Options(#)		($/Sh)	Awards(10)
Daniel P. McGahn		144,000	480,000	748,800
	5/23/11				60,000	(5)				$615,000
	5/23/11						90,000	(7)	10.25	563,706
Gregory J. Yurek		—	—	—
David A. Henry		45,900	153,000	238,680
	9/26/11				25,000	(6)				116,500
	9/26/11						42,000	(8)	4.66	130,615
Timothy D. Poor		65,250	217,500	339,300
	9/26/11				25,000	(6)				116,500
	9/26/11						45,000	(8)	4.66	139,945
Susan J. DiCecco		36,300	121,000	188,760
	9/26/11				18,000	(6)				83,880
	9/26/11						30,000	(8)	4.66	93,297
Charles W. Stankiewicz		—	—	—
	9/12/11						80,000	(9)	14.55	202,435
Angelo R. Santamaria		—	—	—
	8/22/11						80,000	(9)	14.55	261,834

(1)	Reflects the threshold, target and maximum cash bonus amounts under our executive incentive plan for fiscal 2011. See “Compensation Discussion and Analysis — Compensation Mix — Performance- Based Annual Cash Bonuses” above for a description of this plan. The amounts actually paid to the named executive officers under this plan are shown above in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Reflects the total minimum amount that would have been earned if the minimum targets for all of the annual metrics had been achieved.
(3)	Reflects the total amount that would have been earned if the targeted annual metrics had been achieved.
(4)	Reflects the total maximum amount that would have been earned if the maximum targets for all of the annual metrics had been achieved.
(5)	Restricted stock award vests in equal annual installments over a 3-year period with the first tranche vesting on May 23, 2012.

(6)	Restricted stock award vests in equal annual installments over a 3-year period with the first tranche vesting on June 24, 2012.
(7)	Options vest in equal annual installments over a 3-year period with the first tranche vesting on May 23, 2012.
(8)	Options vest in equal annual installments over a 3-year period with the first tranche vesting on June 24, 2012.
(9)	Options held by Messrs. Stankiewicz and Santamaria for which the period to exercise was extended until May 14, 2017. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of such extension.
(10)	Grant date fair value represents the FASB ASC Topic 718 value of the restricted stock award or option as of the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table contains information regarding unexercised stock options and unvested restricted stock awards held by our named executive officers as of March 31, 2012.

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
	Number of		Number of				Number of		Market	Awards:		Market or
	Securities		Securities				Shares		Value of	Number of		Payout Value
	Underlying		Underlying				of		Shares of	Unearned		of Unearned
	Unexercised		Unexercised		Option		Stock That		Stock That	Shares That		Shares That
	Options		Options		Exercise	Option	Have Not		Have Not	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)(19)	(#)		($)(19)
Daniel P. McGahn	40,000	(1)	—		11.00	12/11/2016	—		—	—		—
	25,500	(2)	—		14.55	5/15/2017	—		—	—		—
	14,000	(3)	7,000	(3)	25.29	5/12/2019	—		—	—		—
	—		—		—	—	—		—	25,000	(16)	103,000
	—		—		—	—	2,000	(14)	8,240	—		—
	—		—		—	—	60,000	(18)	247,200	—		—
	—		100,000	(6)	38.69	12/11/2019	—		—	—		—
	—		90,000	(11)	10.25	5/23/2021	—		—	—		—
Gregory J. Yurek	—		—		—	—	—		—	—		—
David A. Henry	80,000	(5)	—		21.87	7/9/2017	—		—	—		—
	14,000	(3)	7,000	(3)	25.29	5/12/2019	—		—	—		—
	—		—		—	—	25,000	(20)	103,000	—		—
	—		—		—	—	1,700	(14)	7,004	—		—
	—		—		—	—	6,000	(13)	24,720	—		—
	5,000	(4)	10,000	(4)	29.24	5/12/2020	—		—	—		—
	—		42,000	(10)	4.66	9/26/2021	—		—	—		—
Timothy D. Poor	20,000	(12)	10,000	(12)	14.90	4/25/2017	—		—	—		—
	20,000	(3)	10,000	(3)	25.29	5/12/2019	—		—	—		—
	—		—		—	—	25,000	(20)	103,000	—		—
	—		—		—	—	2,499	(14)	10,296	—		—
	—		—		—	—	3,333	(13)	13,732	—		—
	2,667	(4)	5,333	(4)	29.24	5/12/2020	—		—	—		—
	—		45,000	(10)	4.66	9/26/2021	—		—	—		—
Susan J. DiCecco	1,200	(7)	—		3.44	4/17/2013	—		—	—		—
	1,333	(9)	—		14.77	4/26/2017	—		—	—		—
	8,000	(8)	4,000	(8)	25.50	5/11/2019	—		—	—		—
	—		—		—	—	18,000	(15)	74,160	—		—
	—		—		—	—	3,600	(13)	14,832	—		—
	—		—		—	—	1,200	(17)	4,944	—		—
	3,000	(4)	6,000	(4)	29.24	5/12/2020	—		—	—		—
	—		30,000	(10)	4.66	9/26/2021	—		—	—		—
Charles W. Stankiewicz	80,000	(2)	—		14.55	5/15/2017	—		—	—		—
Angelo R. Santamaria	80,000	(2)	—		14.55	5/15/2017	—		—	—		—

(1)	These options were granted on December 11, 2006, vested in equal annual installments over a 5-year period and fully vested on December 11, 2011.
(2)	These options were granted on May 15, 2007, vested in equal annual installments over a 3-year period, and were fully vested on May 15, 2010.
(3)	These options were granted on May 12, 2009, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2012.
(4)	These options were granted on May 12, 2010, vest in equal annual installments over a 3-year period and will be fully vested on May 12, 2013.

(5)	These options were granted on July 9, 2007 and were fully vested on July 9, 2010.
(6)	These options were granted on December 11, 2009 and will be fully vested on December 11, 2014.
(7)	These options were granted on April 17, 2003, vest in equal annual installments over a 5-year period and were fully vested on April 17, 2008.
(8)	These options were granted on May 11, 2009, vest in equal annual installments over a 3-year period, and will be fully vested on May 11, 2012.
(9)	These options were granted on April 26, 2007, vested in equal annual installments over a 3-year period, and were fully vested on April 26, 2010.
(10)	These options were granted on September 26, 2011, vest in equal annual installments over a 3- year period, and will be fully vested on June 24, 2014.
(11)	These options were granted on May 23, 2011, vest in equal annual installments over a 3- year period, and will be fully vested on May 23, 2014.
(12)	These options were granted on April 25, 2007, vest in equal annual installments over a 5- year period, and will be fully vested on April 25, 2012.
(13)	These awards were granted on May 12, 2010, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2013.
(14)	These awards were granted on May 12, 2009, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2012.
(15)	These awards were granted on September 26, 2011, vest in equal annual installments over a 3- year period, and will be fully vested on June 24, 2014.
(16)	These awards were granted on December 11, 2009, and will vest in total upon the achievement of targets consistent with our long-term business plan.
(17)	These awards were granted on May 11, 2009, vest in equal annual installments over a 3- year period, and will be fully vested on May 11, 2012.
(18)	These awards were granted on May 23, 2011, vest in equal annual installments over a 3- year period, and will be fully vested on May 23, 2014.
(19)	Based on $4.12 per share, the closing sale price of our common stock on March 30, 2012.
(20)	These awards were granted on September 26, 2011, and will cliff vest in full on June 24, 2014.

Option Exercises and Stock Vested Table

The following table contains information concerning the exercise of stock options and vesting of restricted stock awards for each named executive officer during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Daniel P. McGahn	—	$—	27,000	$307,390
Gregory J. Yurek	—	$—	61,000	$696,645
David A. Henry	—	$—	24,700	$282,166
Timothy D. Poor	—	$—	25,167	$287,663

Susan J. DiCecco	—	$—	8,000	$91,807
Charles W. Stankiewicz	—	$—	40,667	$463,875
Angelo R. Santamaria	—	$—	24,167	$275,933

(1)	Value realized on exercise is based on the closing sales price of our common stock on the NASDAQ Global Market on the date of exercise less the option exercise price.
(2)	Value realized upon vesting is based on the closing sales price of our common stock on the NASDAQ Global Market on the vesting date.

Employment Agreements and Severance Agreements with Executive Officers

We are party to severance agreements with each of our current executive officers. Each severance agreement provides for certain severance benefits from the Company to the executive in the event that such executive’s employment is terminated:

•	by us without “cause” (other than due to death or “disability”) in the absence of a “change in control” of the Company (as such terms are defined in the severance agreement); or

•

by us without cause (other than due to death or disability) or by the executive for “good reason” (as defined in the severance agreement) within 12 months following a change in control of the Company; or

•	by us without cause (other than due to death or disability) more than 12 months following a change in control of the Company (each such termination referenced herein as a “qualifying termination”).

These benefits consist primarily of the continuation of the executive’s salary and employee benefits for a specified period of time following employment termination. These periods are as follows: Mr. McGahn — 24 months; Mr. Henry — 18 months; Mr. Poor — 12 months; and Ms. DiCecco — 12 months. In addition upon termination by us without cause (other than due to death or disability) or by the executive for good reason within 12 months following a change in control of the Company, the terminated executive is also entitled to lump sum payment equal to a prorated portion of his or her bonus for the year of termination.

The stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company.

Except with respect to Dr. Yurek and Messrs. Stankiewicz and Santamaria, whose severance terms are described more fully below, the following table describes the potential payments and benefits that would be received by the named executive officers pursuant to these severance agreements, assuming that a qualifying termination of employment occurred on March 31, 2012. Actual amounts payable to each executive listed below upon his employment termination can only be determined definitively at the time of an executive’s actual termination.

Name	Salary Continuation Payments	Employee Benefits(1)	Prorated Bonus (2)
Daniel P. McGahn	$960,000	$47,913	$480,000
David A. Henry	$459,000	$31,820	$153,000
Timothy D. Poor	$290,000	$16,413	$217,500
Susan J. DiCecco	$242,000	$21,216	$121,000

(1)	Calculated based on the estimated cost to us of providing these benefits at March 31, 2012.
(2)	Calculated based on prorated amount as of March 31, 2012. Prorated bonus is only paid upon a qualifying termination of employment within 12 months of a change in control of the Company.

Except with respect to Dr. Yurek and Messrs. Stankiewicz and Santamaria, whose severance terms are described more fully below, the following table describes the value to the named executive officers pursuant to the acceleration-of-vesting provisions in his restricted stock and option awards and/or severance agreements, assuming that a change in control of the Company occurred on March 31, 2012. The actual value of such acceleration to each executive listed below can only be determined definitively at the time of an executive’s actual termination.

Name	Value of Option Acceleration(1)	Value of Restricted Stock Acceleration(2)
Daniel P. McGahn	$—	$358,440
Gregory J. Yurek	$—	$—
David A. Henry	$—	$134,724
Timothy D. Poor	$—	$127,027
Susan J. DiCecco	$—	$93,936
Charles W. Stankiewicz	$—	$—
Angelo R. Santamaria	$—	$—

(1)	Represents the number of option shares that would accelerate, multiplied by the excess of $4.12 per share (the closing sale price of AMSC common stock on March 30, 2012) over the exercise price of the option.
(2)	Represents the number of shares of restricted stock that would accelerate, multiplied by $4.12 (the closing sale price of AMSC common stock on March 30, 2012).

On May 23, 2011, our company entered into a retirement and services agreement with Dr. Yurek pursuant to which effective June 1, 2011, Dr. Yurek resigned as chief executive officer and agreed to serve as a senior advisor to our company for up to 24 months. Pursuant to this agreement, Dr. Yurek is entitled to receive the following payments and benefits: (i) a total of $2.0 million in cash, of which $83,333 is payable on the final day of each month from June 2011 to August 2012, $50,000 is payable on the final day of September 2012, and $50,000 is payable on the final day of each month from April 2013 to May 2014; and (ii) continued group medical, dental and vision insurance coverage for up to three years through May 31, 2014. The foregoing severance payments are conditioned upon (1) Dr. Yurek’s continued services to our company in accordance with the retirement and service agreement, (2) his execution and non-revocation a general release of claims and (3) his compliance with customary restrictive covenants (including, without limitation, non-compete and non-solicit covenants for the period ending May 31, 2014).

On August 22, 2011, our company entered into a severance agreement with Mr. Santamaria pursuant to which Mr. Santamaria is entitled to receive the following payments and benefits: (i) $350,000, less all applicable taxes and withholdings, as severance pay (an amount equivalent to twelve (12) months of his then current base salary plus $100,000 of additional consideration); (ii) an extension of Mr. Santamaria’s period to exercise the 80,000 vested options granted to him on May 15, 2007 until May 14, 2017; (iii) continued medical insurance coverage through the severance period for so long is Mr. Santamaria is COBRA-eligible and does not become eligible for coverage under another group health plan maintained by a subsequent employer; and (iv) outplacement services at the Company’s cost. The agreement includes a general release of claims and customary non-compete and non-solicit covenants for the period ending August 31, 2012. The foregoing severance payments are conditioned upon Mr. Santamaria’s compliance with the terms of the severance agreement, including the non-compete and non-solicit covenants described above.

On September 12, 2011, our company entered into a severance agreement with Mr. Stankiewicz pursuant to which Mr. Stankiewicz is entitled to receive the following payments and benefits: (i) $717,500, less all applicable taxes and withholdings, as severance pay (an amount equivalent to eighteen (18) months of his then current base salary plus $200,000 of additional consideration); (ii) an extension of Mr. Stankiewicz’s period to exercise the 80,000 vested options granted to him on May 15, 2007 until May 14, 2017; (iii) continued medical insurance coverage through the severance period for so long is Mr. Stankiewicz is COBRA-eligible and does not become eligible for coverage under another group health plan maintained by a subsequent employer; and (iv) outplacement services at the Company’s cost. The agreement includes a general release of claims and customary non-compete and non-solicit covenants for the period ending August 31, 2012.

Director Compensation

Our Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors.

In fiscal 2011, the Compensation Committee engaged Pearl Meyer & Partners, our independent outside compensation consultants, to assess the competitiveness of our director compensation and to provide recommendations with respect to both the levels and structure of compensation for our directors. Pearl Meyer & Partners assessed the competitiveness of director compensation through comparisons with peer groups and recommended (i) an increase to the annual cash retainer, and (ii) that the annual equity award be based on a value approach with a specific targeted monetary value. In May 2011, the Compensation Committee considered Pearl Meyer & Partners’s recommendations, but in light of the events at that time, determined that it was not an appropriate time to make a change to the director compensation arrangement.

In August 2011, when our chairman, Dr. Yurek retired, our company elected to separate the positions of chairman of the Board and chief executive officer. The Compensation Committee engaged Pearl Meyer & Partners to provide information related to compensation practices for a non-employee director chairman. Based upon information provided by Pearl Meyer & Partners, the Compensation Committee recommended, and the Board approved, an additional annual cash retainer of $20,000 to be paid to our company’s non-employee director chairman of the Board.

Each fiscal year, non-employee directors receive cash compensation as follows:

•	each non-employee director receives $20,000 as an annual cash retainer;

•	the non-employee independent chairman of the Board receives an additional annual cash retainer of $20,000;

•

the chairman of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive an additional annual cash retainer of $6,000, $4,000 and $3,000, respectively; and

•

each non-employee director who attends an “in person” meeting of the Board or a committee of the Board receives $1,500 per meeting; and each non-employee director who participates in a teleconference meeting of the Board or a committee of the Board receives $1,000 per meeting.

Pursuant to the 2007 Director Stock Plan, non-employee directors are granted equity awards as follows:

•	each non-employee director is granted an option to purchase 10,000 shares of common stock upon his or her initial election to our Board; and

•

each non-employee director is granted (for no cash consideration) 3,000 fully-vested shares of common stock three business days following each Annual Meeting of the Stockholders, provided that such non-employee director had served as a director for at least one year.

Each option granted under the 2007 Director Stock Plan has an exercise price equal to the fair market value of our common stock on the date of grant and becomes exercisable in equal annual installments over a two-year period. Those options become exercisable in full in the event of an acquisition of the Company. The term of each option granted under the 2007 Director Stock Plan is 10 years, provided that, in general, an option may be exercised only while the director continues to serve as a director or within 60 days thereafter.

The compensation packages for directors are intended to attract and retain high-quality individuals to provide oversight to our management team. Directors who are employees of the Company receive no additional compensation for their service as directors.

The following table summarizes the compensation of our non-employee directors during fiscal 2011:

Name*	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	All Other Compensation	Total
Vikram S. Budhraja	$60,000	$11,700	—	—	$71,700
Peter O. Crisp	$72,500	$11,700	—	—	$84,200
Richard Drouin	$65,000	$11,700	—	—	$76,700
David R. Oliver, Jr.	$61,000	$11,700	—	—	$72,700
John B. Vander Sande	$75,000	$11,700	—	—	$86,700
John W. Wood, Jr.	$83,500	$11,700	—	—	$95,200
Pamela F. Lenehan(3)	$71,000	—	—	—	$71,000

*	Excludes Dr. Yurek, who served as our chief executive officer until May 31, 2011, and as chairman of the Board until August 15, 2011, and Mr. McGahn, who has served as our chief executive officer and as a director since June 1, 2011. Dr. Yurek and Mr. McGahn received no compensation for their service as a director in fiscal 2011. Each of Dr. Yurek’s and Mr. McGahn’s compensation as an executive is reported in the Summary Compensation Table included in this prospectus.
(1)	The amounts shown reflect the grant date fair value of each director’s one-time award of 3,000 fully-vested shares of common stock granted during fiscal 2011.
(2)	Based on stock price of $3.90 on the grant date of December 13, 2011.
(3)	Ms. Lenehan was appointed to the Board on March 11, 2011.

As of March 31, 2012, each non-employee director held options for the following aggregate number of shares of common stock:

Name	Number of Shares
Vikram S. Budhraja	—
Peter O. Crisp	40,000
Richard Drouin	—
David R. Oliver, Jr.	20,000
John B. Vander Sande	40,000
John W. Wood, Jr.	20,000
Pamela F. Lenehan	10,000

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Crisp (Chairman), Mr. Drouin, Dr. Vander Sande and Mr. Budhraja. No member of the Compensation Committee was at any time during fiscal 2011, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of our common stock as of April 30, 2012, or such earlier date as indicated below, by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our “named executive officers” (as defined in “Compensation Discussion and Analysis”); and

•	all directors and executive officers as a group.

Unless otherwise provided, the address of each individual listed below is c/o American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Five Percent Stockholders
Kevin Douglas and related group(3)	11,735,500	22.6%
c/o 125 East Sir Francis Drake Blvd. Suite 400, Larkspur, CA 94903
BlackRock, Inc.(4)	3,026,032	5.8%
40 East 52nd Street, New York, NY 10022
Directors
Daniel P. McGahn(5)	238,537	*
Vikram S. Budhraja	53,000	*
Peter O. Crisp(6)	158,603	*
Richard Drouin	31,000	*
David R. Oliver, Jr.(7)	38,400	*
Pamela F. Lenehan (8)	5,000	*
John B. Vander Sande(9)	62,000	*
John W. Wood, Jr.(10)	37,000	*
Other Named Executive Officers
Gregory J. Yurek(11)	262,310	*
David A. Henry(12)	209,673	*
Timothy D. Poor (13)	153,976	*
Susan J. DiCecco(14)	73,464	*
Charles W. Stankiewicz(15)	145,331	*
Angelo R. Santamaria (16)	113,668	*
All directors and executive officers as a group (14 persons)(17)	1,581,962	3.0%

*	Less than 1%.
(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are currently exercisable or exercisable within 60 days after April 30, 2012, and any reference below to shares subject to outstanding stock options held by the person in question refers only to such stock options. Except as indicated by the footnotes below, we believe that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
(2)	To calculate the percentage of outstanding shares of common stock held by each stockholder, the number of shares deemed outstanding includes 51,985,290 shares outstanding as of April 30, 2012, plus any shares subject to outstanding stock options currently exercisable or exercisable within 60 days after April 30, 2012 held by the stockholder in question.

(3)	Information is derived from the Schedule 13D/A filed on February 1, 2012 by Kevin Douglas, Michelle Douglas, James E. Douglas III, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust, KGD 2010 Annuity Trust I and MMD 2010 Annuity Trust I and is as of January 21, 2012. According to the Schedule 13D/A, Kevin Douglas has sole voting and dispositive power with respect to 657,332 shares, shared voting power with respect to 7,273,684 shares and shared dispositive power with respect to 11,078,168 shares; Michelle Douglas has sole voting power with respect to 657,332 shares, shared voting power with respect to 7,273,684 shares and shared dispositive power with respect to 7,931,016 shares; James E. Douglas III has sole voting power and shared dispositive power with respect to 1,175,310 shares; K&M Douglas Trust has sole voting and dispositive power with respect to 3,567,864 shares; Douglas Family Trust has sole voting and shared dispositive power with respect to 1,971,842 shares; James Douglas and Jean Douglas Irrevocable Descendants’ Trust has sole voting and dispositive power with respect to 3,705,820 shares; KGD 2010 Annuity Trust I has sole voting and dispositive power with respect to 657,332 shares; and MMD 2010 Annuity Trust I has sole voting and shared dispositive power with respect to 657,332 shares.
(4)	Information is derived from the Schedule 13G/A filed on February 13, 2012 by BlackRock, Inc. and is as of December 30, 2011. As reported in the Schedule 13G/A, Blackrock has sole dispositive and voting power for all such shares.
(5)	Includes 116,500 shares subject to outstanding stock options, 87,000 shares subject to certain restrictions on transfer and a risk of forfeiture in favor of AMSC and 2,547 shares held indirectly through AMSC’s 401(k) plan.
(6)	Includes 3,000 shares held by Mr. Crisp’s wife and 40,000 shares subject to outstanding stock options. Mr. Crisp disclaims beneficial ownership of the shares held by his wife.
(7)	Includes 20,000 shares subject to outstanding stock options.
(8)	Includes 5,000 shares subject to outstanding stock options.
(9)	Includes 40,000 shares subject to outstanding stock options.
(10)	Includes 20,000 shares subject to outstanding stock options.
(11)	Includes 176,012 shares held by Dr. Yurek and 86,298 shares subject to outstanding stock options. Stock ownership information is as of August 15, 2011, the last day on which Dr. Yurek served as a director of the Company. Stock option information is as of April 30, 2012 and is based on the Company’s records.
(12)	Includes 125,000 shares subject to outstanding stock options, 32,700 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 1,723 shares held indirectly through AMSC’s 401(k) plan.
(13)	Includes 80,334 shares subject to outstanding stock options, 30,832 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 2,271 shares held indirectly through AMSC’s 401(k) plan.
(14)	Includes 30,533 shares subject to outstanding stock options, 22,800 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 2,424 shares held indirectly through AMSC’s 401(k) plan.
(15)	Includes 80,000 shares subject to outstanding stock options. Stock ownership information is as of August 23, 2011, the last day of Mr. Stankiewicz’s employment with the Company. Stock option information is as of April 30, 2012 and is based on the Company’s records.
(16)	Includes 80,000 shares subject to outstanding stock options. Stock ownership information is as of August 12, 2011, the last day of Mr. Santamaria’s employment with the Company. Stock option information is as of April 30, 2012 and is based on the Company’s records.
(17)	Includes 723,665 shares subject to outstanding stock options, 173,332 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 8,965 shares held indirectly through AMSC’s 401(k) plan.

PRIVATE PLACEMENT OF NOTES AND WARRANTS

Pursuant to the Purchase Agreement, on April 4, 2012 we sold to the selling stockholder $25.0 million aggregate principal amount of the Notes (at face amount) and the Warrant to purchase 3,094,060 shares of our common stock for an aggregate purchase price of $25.0 million in a private placement transaction. We paid the selling stockholder $100,000 to reimburse its legal fees and expenses incurred in connection with the transaction. Accordingly, the net proceeds to us were $24.9 million. Pursuant to the Purchase Agreement, we agreed to, among other things, (i) not issue any securities until January 4, 2013, subject to certain exceptions, (ii) not to enter into a variable rate transaction at any time while the Notes are outstanding, and (iii) for a period of two years from the date of the Purchase Agreement, to allow the selling stockholder to participate in future financing transactions.

Description of the Notes

We are required to repay the Notes in monthly installments of approximately $926,000 commencing August 4, 2014 and ending October 4, 2014. We refer to each such date as an Installment Date. The Notes bear interest at a rate of 7% per annum. Interest is computed on the basis of a 360-day year and twelve 30-day months and is compounded monthly. The interest rate will increase to 15% per annum upon the occurrence of an event of default pursuant to the Notes. Interest on the Notes is payable in arrears on each Installment Date.

We may pay the applicable principal and interest amounts due on an Installment Date in shares of common stock, subject to the satisfaction of certain conditions, or elect to pay in cash. Among these conditions, (i) there must be an effective registration statement covering the shares of our common stock issuable under the terms of the Notes and the Warrant or such shares of common stock must be eligible for sale pursuant to Rule 144 under the Securities Act without the need for registration, (ii) the aggregate dollar trading volume of our common stock on at least 25 of the 30 consecutive trading days immediately preceding the Installment Date is at least $1,500,000, and (iii) the average of the daily VWAP of our common stock over the previous 30 consecutive trading days is at least $2.50. If we are not permitted to deliver shares of common stock with respect to an Installment Date due to a failure to satisfy any of the conditions, we must pay the applicable portion of the principal and interest amounts in cash, unless the conditions are waived by the selling stockholder. If the applicable conditions are satisfied, we currently intend to repay the Notes through the issuance of shares of our common stock. However, this intention may change depending on our finances at the time of the applicable Installment Date and our stock price on the applicable Installment Date.

If we make a payment in shares of common stock, the principal amount of the Notes being paid will be converted into shares of our common stock at a price per share equal to the lesser of the Conversion Price then in effect (as described below) and 85% of the Market Price on the Installment Date. The “Market Price” for any given date is the lesser of (i) the volume-weighted average price of our common stock on the trading day immediately preceding such date, and (ii) the arithmetic average of the volume-weighted average price of our common stock for the ten consecutive trading days ending on the trading day immediately preceding such date.

All amounts due under the Notes are convertible at any time, in whole or in part, at the option of the selling stockholder, into shares of our common stock at a price per share equal to $4.85, subject to certain price-based and other anti-dilution adjustments, or the Conversion Price. However, the Notes may not be converted if, after giving effect to the conversion, the selling stockholder, together with its affiliates, would beneficially own in excess of 4.99% of the outstanding shares of our common stock, or the Maximum Percentage, or the issuance of the shares would violate NASDAQ rules and regulations (including applicable shareholder approval requirements). The Maximum Percentage may be raised to any other percentage not in excess of 9.99% at the option of the selling stockholder, upon at least 61-days’ prior notice to us, or lowered to any other percentage, at the option of the selling stockholder, at any time.

The Notes contain certain covenants and restrictions, including, among others, that, for so long as the Notes are outstanding, we will not incur any indebtedness (other than permitted indebtedness under the Notes), permit liens on our properties (other that permitted liens under the Notes), make payments on junior securities, make dividends or transfer certain assets. Events of default under the Notes include, among others, failure to pay principal or interest on the Notes or comply with certain covenants under the Notes and cross defaults to other material indebtedness. Upon an event of default, the selling stockholder may require us to redeem all or any portion of the outstanding principal amount of the Notes in cash for a price equal to the greater of (a) either 120% or 100%, depending on the type of event of default, of the principal amount being redeemed and (b) the product of the principal amount being redeemed multiplied by a fraction, the numerator of which is the greatest closing sale price of our common stock on any trading day during the period starting on the date immediately preceding the event of default and ending on the day we pay the redemption amount for the Notes, and the denominator of which is the Conversion Price at the time the selling stockholder elects to have the Notes redeemed.

Warrant

The Warrant is exercisable at any time on or after October 4, 2012 and entitles the selling stockholder to purchase shares of our common stock until October 4, 2017 at a price per share equal to $5.45 per share, subject to certain price-based and other anti-dilution adjustments, or the Warrant Exercise Price. The Warrants may not be exercised if, after giving effect to the conversion, the selling stockholder, together with its affiliates, would beneficially own in excess of the Maximum Percentage of 4.99% of the outstanding shares of our common stock. The Maximum Percentage may be raised to any other percentage not in excess of 9.99% at the option of the holder of the selling stockholder, upon at least 61-days’ prior notice to us, or lowered to any other percentage, at the option of the selling stockholder, at any time.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon conversion of the Notes, payment of principal of and interest on the Notes and exercise of the Warrant. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Notes and the Warrant, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of shares of common stock, the Notes and the Warrant, as of April 4, 2012, assuming conversion of the Notes and exercise of the Warrant held by the selling stockholder on that date and without regard to any limitations on conversion and exercise set forth therein. The third column lists the shares of common stock being offered by this prospectus by the selling stockholder and (i) does not take in account any limitations on conversion of the Notes or exercise of the Warrant set forth therein and (ii) assumes that monthly principal and interest payments on the Notes are paid in shares of common stock.

In accordance with the terms of the Registration Rights Agreement with the holder of the Notes and the Warrant, this prospectus generally covers the resale of the sum of (i) up to 6,185,567 shares of common stock issuable upon conversion of the Notes, including conversion in connection with monthly principal payments on the Notes, (ii) up to 982,684 shares of common stock issuable upon payment of interest on the Note, and (iii) up to 3,094,060 shares of common stock issuable upon the exercise of the Warrant. Because the price at which the Notes will be converted in connection with principal and interest payments will vary based on the market price of our common stock, and the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Capital Ventures International(1)	8,248,700	10,262,311	0

(1)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International, or CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more registered broker-dealers, none of whom are currently expected to participate in the sale of the common stock offered hereby. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Notes and exercise of the Warrant to permit the resale of these shares of common stock by the holders of the Notes and Warrant from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the Notes, Warrant or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $90,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

VALIDITY OF COMMON STOCK

Latham & Watkins LLP has passed on the validity of the common stock offered by this registration statement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.amsc.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information that we previously filed with them into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. The documents listed below (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	Our annual report on Form 10-K as of and for the year ended March 31, 2012 (filed on June 6, 2012);

•	Our current reports on Form 8-K filed April 4, 2012, April 13, 2012, April 20, 2012, May 9, 2012 and June 6, 2012; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on November 5, 1991, as updated by the current reports on Form 8-K filed on November 8, 2010 and April 13, 2012 and any other amendments or reports filed for the purpose of updating such description.

The information incorporated by reference contains important information about us and our financial condition, and is considered to be part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

AMERICAN SUPERCONDUCTOR CORPORATION

64 JACKSON ROAD, DEVENS, MA 01434

TELEPHONE: (978) 842-3000

ATTN: INVESTOR RELATIONS

10,262,311 Shares

Common Stock

PART II

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than any discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee. All the expenses below have been or will be paid by American Superconductor Corporation.

Item	Amount
SEC registration fee	$4,328
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Transfer Agent and Registrar fees	$5,000
Miscellaneous fees and expenses	$5,672

Total	$90,000

Item 14. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article VI of the registrant’s by-laws provides that a director or officer of the registrant (a) shall be indemnified by the registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the registrant) brought against him by virtue of his position as a director or officer of the registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the registrant against expenses (including attorneys’ fees) incurred in connection with the defense or settlement of any action or suit by or in the right of the registrant by virtue of his position as a director or officer of the registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the registrant, unless and only to the extent that a court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the registrant upon receipt of an undertaking by the director or officer to repay such amount if the registrant ultimately determines that he is not entitled to indemnification.

Indemnification shall be made by the registrant upon a determination that the applicable standard of conduct required for indemnification has been met and that indemnification of a director or officer is proper. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, or (b) if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders of the registrant.

Article VI of the registrant’s by-laws further provides that the indemnification provided therein is not exclusive, and provides that to the extent the Delaware General Corporation Law is amended or supplemented, Article V shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent permitted by such law.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides, generally, that the certificate of incorporation may contain a provision providing, and Article EIGHTH of the registrant’s certificate of incorporation provides, that no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, that a director shall remain liable (i) for any breach of such director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.

The registrant has a directors and officers liability insurance policy covering certain liabilities that may be incurred by its directors and officers.

Item 15. Recent Sales of Unregistered Securities

On April 4, 2012, the registrant issued and sold to the selling stockholder identified in the prospectus that is part of this registration statement $25 million aggregate principal amount of senior convertible notes and warrants to purchase up to 3,094,060 shares of the registrant’s common stock, for an aggregate purchase price of $25,000,000. The issuance and sale of the senior convertible notes and the warrants was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act. The registrant did not engage in any general solicitation or advertising with regard to the issuance and sale of the senior convertible notes and the warrants and did not offer securities to the public in connection with the issuance and sale. The registrant did not employ any underwriters in connection with the issuance and sale of the senior convertible notes or the warrants. The senior convertible notes and the warrants have the terms described in the registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2012.

On June 5, 2012, the registrant issued a warrant to the Hercules Technology Growth Capital, Inc. to purchase 139,276 shares of the registrant’s common stock with an exercise price of $3.59 per share, subject to price-based anti-dilution and other adjustments as set forth in the warrant. The warrant is immediately exercisable and expires on December 5, 2017. The Company issued the Warrant in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information to be set forth therein is not applicable or is shown in the consolidated financial statements or notes incorporated by reference from the Annual Report on Form 10-K for the year ended March 31, 2012.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Devens, Massachusetts, on the 6th day of June, 2012.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Daniel P. McGahn
Daniel P. McGahn President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel P. McGahn	President and Chief Executive Officer (Principal Executive Officer)	June 6, 2012
Daniel P. McGahn

/s/ David A. Henry	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2012
David A. Henry

*	Chairman of the Board	June 6, 2012
John W. Wood, Jr.

*	Director	June 6, 2012
Vikram S. Budhraja

*	Director	June 6, 2012
Peter O. Crisp

*	Director	June 6, 2012
Richard Drouin

*	Director	June 6, 2012
Pamela F. Lenehan

*	Director	June 6, 2012
David R. Oliver, Jr.

*	Director	June 6, 2012
John B. Vander Sande

* By:	/s/ David A. Henry
David A. Henry Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Registrant, as amended (1)

3.2	Amended and Restated By-laws, as amended, of the Registrant (2)

4.1	Specimen Common Stock Certificate (3)

*5.1	Opinion of Latham & Watkins LLP

10.1	1993 Stock Option Plan (4)

10.2	Amended and Restated 1996 Stock Incentive Plan (5)

10.3	Form of incentive stock option agreement under Amended and Restated 1996 Stock Incentive Plan (6)

10.4	Form of non-statutory stock option agreement under Amended and Restated 1996 Stock Incentive Plan (6)

10.5	Second Amended and Restated 1997 Director Stock Option Plan, as amended (7)

10.6	Form of Stock Option Agreement under Second Amended and Restated 1997 Director Stock Option Plan, as amended (8)

10.7	2004 Stock Incentive Plan, as amended (7)

10.8	Form of incentive stock option agreement under 2004 Stock Incentive Plan, as amended (8)

10.9	Form of non-statutory stock option agreement under 2004 Stock Incentive Plan, as amended (8)

10.10	Form of restricted stock agreement under 2004 Stock Incentive Plan, as amended (8)

10.11	2007 Stock Incentive Plan, as amended (9)

10.12	Form of Incentive Stock Option Agreement under 2007 Stock Incentive Plan, as amended (10)

10.13	Form of Nonstatutory Stock Option Agreement under 2007 Stock Option Plan, as amended (10)

10.14	Form of Restricted Stock Agreement Regarding Awards to Executive Officers under 2007 Stock Option Plan, as amended (10)

10.15	Form of Restricted Stock Agreement Regarding Awards to Employees, under 2007 Stock Option Plan, as amended (10)

10.16	Form of Restricted Stock Agreement (regarding performance-based awards to executive officers and employees) under 2007 Stock Incentive Plan, as amended (11)

10.17	2007 Director Stock Plan, as amended (12)

10.18	Form of Nonstatutory Stock Option Agreement Under 2007 Director Stock Plan, as amended (10)

10.19	Executive Incentive Plan for the fiscal year ending March 31, 2011 (9)

10.20	Executive Incentive Plan for the fiscal year ending March 31, 2012 (13)

10.21	Form of Employee Nondisclosure and Developments Agreement (14)

10.22	Noncompetition Agreement dated as of July 10, 1987 between the Registrant and John Vander Sande (14)

10.23	Retirement and Services Agreement, dated as of May 23, 2011, between the Registrant and Gregory J. Yurek (15)

10.24	Amended and Restated Executive Severance Agreement dated as of December 23, 2008 between the Registrant and David A. Henry (7)

10.25	Severance Agreement dated as of September 12, 2011 between the Registrant and Charles W. Stankiewicz (13)

10.26	Amended and Restated Executive Severance Agreement, dated as of May 24, 2011, between the Registrant and Daniel P. McGahn (15)

10.27	Amended and Restated Executive Severance Agreement dated as of December 23, 2008 between the Registrant and Timothy D. Poor (7)

10.28	Executive Severance Agreement dated as of September 8, 2009 between the Registrant and Susan J. DiCecco (16)

*10.29	Severance Agreement dated as of August 22, 2011 between the Registrant and Angelo R. Santamaria

10.30	Stock Purchase Agreement, dated November 28, 2006, between the Registrant and Gerald Hehenberger Privatstiftung (17)

†10.31	Purchase Contract No. 06.7IC014 for the Core Components of the Electrical Control System of FL 1500 Wind Turbine, dated as of December 15, 2006, between Sinovel Wind Co., Ltd and Windtec Systemtechnik Handels GmbH (18)

†10.32	Purchase Contract No. 06.7IC015 for the Software of FL 1500 Wind Turbine, dated as of December 15, 2006, between Sinovel Wind Co., Ltd and Windtec Systemtechnik Handels GmbH (18)

†10.33	Contract Amendment to the Purchase Contract No. 06.7IC014 for the Core Components of the Electrical Control System of FL 1500 Wind Turbine, dated as of March 6, 2007, between Sinovel Wind Co., Ltd and Windtec Systemtechnik Handels GmbH (18)

†10.34	Contract Amendment to the Purchase Contract No. 06.7IC015 for the Software of FL 1500 Wind Turbine, dated as of March 6, 2007, between Sinovel Wind Co., Ltd and Windtec Systemtechnik Handels GmbH (18)

†10.35	Purchase Contract No. FDCG07060 for the Core Components of the Electrical Control System of SL 1500 Wind Turbine, dated as of December 24, 2007, between Sinovel Wind Co., Ltd, China National Machinery & Equipment Import & Export Corporation and Windtec Systemtechnik Handels GmbH (18)

†10.36	Purchase Contract No. FDCG07061 for the Software of SL 1500 Wind Turbine, dated as of December 24, 2007, between Sinovel Wind Co., Ltd, China National Machinery & Equipment Import & Export Corporation and Windtec Systemtechnik Handels GmbH (18)

†10.37	Purchase Contract No. FDCG08050 for the Electrical System of SL 3000 Wind Turbine, dated as of March 7, 2008, between Sinovel Wind Co., Ltd, China National Machinery & Equipment Import & Export Corporation and Windtec Systemtechnik Handels GmbH (18)

†10.38	Purchase Contract No. FDCG08051 for the Core Components of the Electrical Control System of SL 3000 Wind Turbine, dated as of March 7, 2008, between Sinovel Wind Co., Ltd, China National Machinery & Equipment Import & Export Corporation and Windtec Systemtechnik Handels GmbH (18)

†10.39	Purchase Contract No. FDCG08045-01 for the Core Components of the Electrical Control System and Software of SL 1500 Wind Turbine, effective as of June 5, 2008, between Sinovel Wind Co., Ltd and Suzhou AMSC Superconductor Co., Ltd. (19)

†10.40	Amendment No. HB-FDCG08045-01-2, dated July 24, 2009, to Purchase Contract No. FDCG08045-01 for the Core Components of the Electrical Control System and Software of SL 1500 Wind Turbine, effective as of June 5, 2008, between Sinovel Wind Co., Ltd. and Suzhou AMSC Superconductor Co., Ltd. (20)

†10.41	Purchase Contract No. HCG1.5MW-10016-01, effective as of May 12, 2010, between Sinovel Wind Group Co., Ltd. and Suzhou AMSC Superconductor Co., Ltd. (21)

10.42	Share Purchase Agreement, dated March 12, 2011, by and among the Registrant and the shareholders of The Switch Engineering Oy (22)

10.43	Letter Agreement, dated as of June 7, 2011, between the Registrant and The Switch Engineering Oy (23)

10.44	Amendment Agreement, dated June 29, 2011, by and among the Registrant and the shareholders of The Switch Engineering Oy (24)

10.45	Termination Agreement, dated October 28, 2011, among the shareholders of The Switch Engineering Oy, the Registrant and The Switch Engineering Oy (25)

10.46	Securities Purchase Agreement, dated as of April 4, 2012, by and between American Superconductor Corporation and Capital Ventures International (26)

10.47	Registration Rights Agreement, dated as of April 4, 2012, by and between American Superconductor Corporation and Capital Ventures International (26)

10.48	Form of Unsecured Senior Convertible Note (26)

10.49	Form of Unsecured Warrant (26)

10.50	Loan and Security Agreement, by and between American Superconductor Corporation and Hercules Technology Growth Capital, Inc., dated as of June 5, 2012 (27)

10.51	Warrant Agreement to Purchase Shares of Common Stock issued to Hercules Technology Growth Capital, Inc. dated as of June 5, 2012 (27)

*21.1	Subsidiaries

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

*24.1	Power of Attorney (see pages II-4-5)

(1)	Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the Commission on February 9, 2012 (File No. 000-19672).
(2)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 30, 2008 (Commission File No. 000-19672).
(3)	Incorporated by reference to Exhibits to the Registration Statement on Form S-1, filed with the Commission on December 13, 1991 (File No. 33-43647).
(4)	Incorporated by reference to Exhibits to the Registrant’s Annual Report on Form 10-K filed with the Commission on June 29, 1993 (Commission File No. 000-19672).
(5)	Incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K filed with the Commission on June 27, 2001 (Commission File No. 000-19672).
(6)	Incorporated by reference to Exhibits to the Registrant’s Annual Report on Form 10-K filed with the Commission on May 28, 2009 (Commission File No. 000-19672).
(7)	Incorporated by reference to Exhibits to the Registrant’s Current Report on Form 10-Q filed with the Commission on February 5, 2009 (Commission File No. 000-19672).
(8)	Incorporated by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2004 (Commission File No. 000-19672).
(9)	Incorporated by reference to Exhibits to the Registrant’s Annual Report on Form 10-K filed with the Commission on May 27, 2010 (Commission File No. 000-19672).
(10)	Incorporated by reference to Exhibits to the Registrant’s Current Report on Form 8-K filed with the Commission on August 9, 2007 (Commission File No. 000-19672).
(11)	Incorporated by reference to Exhibits to the Registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2008 (Commission File No. 000-19672).
(12)	Incorporated by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 6, 2009 (Commission File No. 000-19672).

(13)	Incorporated by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2011 (Commission File No. 000-19672).
(14)	Incorporated by reference to Exhibits to the Registrant’s Registration Statement on Form S-1, filed with the Commission on December 13, 1991 (File No. 333-43647).
(15)	Incorporated by reference to Exhibits to the Registrant’s Current Report on Form 8-K filed with the Commission on May 24, 2011 (Commission file No. 000-19672).
(16)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 5, 2009 (Commission File No. 000-19672).
(17)	Incorporated by reference to Exhibit 10.01 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 29, 2006 (Commission File No. 000-19672).
(18)	Incorporated by reference to Exhibits to the Registrant’s Annual Report on Form 10-K filed with the Commission on May 29, 2008 (Commission File No. 000-19672).
(19)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 11, 2008 (Commission File No. 000-19672).
(20)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 30, 2009 (Commission File No. 000-19672).
(21)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A filed with the Commission on September 15, 2010 (Commission File No. 000-19672).
(22)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 14, 2011 (Commission File No. 000-19672).
(23)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 13, 2011 (Commission file No. 000-19672).
(24)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 30, 2011 (Commission file No. 000-19672).
(25)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 31, 2011 (Commission File No. 000-19672).
(26)	Incorporated by reference to Exhibits to the Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2012 (Commission File No. 000-19672).
(27)	Incorporated by reference to Exhibits to the Registrant’s Current Report on Form 8-K filed with the Commission on June 6, 2012 (Commission File No. 000-19672).
†	Confidential treatment previously requested and granted with respect to certain portions, which portions were omitted and filed separately with the Commission.
*	Previously filed.